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GENERIC CONTRACT

INFORMATION SYSTEMS SERVICES AGREEMENT

THIS AGREEMENT made as of the 1st day of July, 1998.

BETWEEN:
UMC RESOURCES CANADA LTD., an Alberta corporation with its head office at Suite 1000 350 - 7th Avenue S.W., Calgary, Alberta T2P 3N9.
("UMC")

- and -

SYSGOLD LTD., an Alberta corporation with its head office at 450, 250 - 5th Avenue SW. Calgary. Alberta, T2P 3H7 ("SysGold")

WHEREAS:

(a) UMC Resources desires to outsource some of its computer and information systems functions, to ensure continuity and reliability in its computer and information Systems operations for an extended period

(b) SysGold has agreed to provide such services upon the terms and conditions set forth below.

IT IS AGREED THAT:

1. SysGold shall provide computer and information systems operating and consulting services to UMC Resources described and for the consideration set forth in the attached Schedule A.

2. SysGold shall provide additional computer and information systems operating and consulting services (not specifically set forth in Schedule A) to UMC Resources if, as and when requested by UMC. SysGold shall charge UMC Resources for such additional work at its then current standard commercial billing rates charged to third parties for similar work.

3. This Agreement is effective from July 1, 1998 until June 30. 1999, and automatically renews thereafter for successive 3 month terms unless either party gives written notice of termination to the other party 60 days prior to the end of the current term.

4. Either party may terminate this contract with 30 days notice, if the other party is failing to meet its obligations under the contract.

5. SysGold may change specific consultants assigned to support UMC Resources with 30 days notice. UMC Resources also reserves the right to request that SysGold change personnel assigned to the account with 30 days notice.

6. SysGold shall invoice UMC Resources at the end of each month for services rendered during that month. Such invoices shall be accompanied by statements which identify the relevant accounts, services, credits and charges, summarized by appropriate classifications, except that unusual charges and credits shall be separately identified and described in detail. UMC Resources shall pay all invoices rendered within 30 days of receipt thereof. If any invoice or amount is not paid when due, the unpaid amount shall bear interest at a nominal rate of 18% per annum (1.5% per month) Payment of any invoice shall not prejudice UMC's right to protest or question the correctness thereof; provided however, all invoices and statements rendered to UMC Resources shall be conclusively be deemed to be true and correct 90 days following rendering thereof, unless UMC Resources takes written exception thereto within the said 90 days and makes claim to SysGold for adjustment.

7. Any controversy, uncertainty or difference arising out of this Agreement or in respect of the terms thereof that cannot be resolved by discussion between the parties hereto shall be submitted to arbitration, under the Arbitration Act of Alberta.

8. This Agreement is governed by the laws in force in Alberta.

9 Time is of the essence in this Agreement.



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10. The terms of this Agreement express and constitute the entire agreement between the parties in respect of the matters set forth herein. No implied covenant or liability is created or shall arise by reason of this Agreement or anything herein contained. No amendment or variation of the provisions of this Agreement shall be binding upon any party unless it is evidenced in writing and executed by all parties hereto.

11. This Agreement shall be binding upon and shall endure to the benefit of the parties hereto and their respective successors, receivers, receiver-managers, trustees and permitted assigns. Neither party may assign its interest in this Agreement or any monies due or claim arising hereunder, or subcontract all or any portion of the services to be provided hereunder, without the prior written consent of the other party, which consent shall not be unreasonably withheld. Such consent to any assignment or subcontracting shall not relieve a party from its primary obligations pursuant to this Agreement.

12. UMC Resources agrees that former SysGold employees shall not be allowed to work indirectly or directly for UMC Resources until a period of six months after termination of this contract. Without limiting the generality of the foregoing, it shall include, but not be limited to, employment by UMC, employment by another party who contracts with UMC, contracting, subcontracting, agency, partnership, or any other association. Should UMC Resources breach this covenant (which covenant shall survive the termination of the Contract), UMC Resources shall pay to SysGold as liquidated damages and not a penalty, an amount equal to 50% of any fees or gross income earned during that period, which amount shall be due and payable on demand. Additionally, it is agreed that SysGold may enforce this covenant by an injunction or otherwise.

13. SysGold agrees to keep confidential the affairs of UMC, its affiliates and subsidiaries and not to divulge or make use of any confidential or other information in connection with the same, whether or not such information is in the public domain, including the names of and dealings with any clients of UMC Resources or its affiliates or subsidiaries. If requested by UMC, all SysGold employees who work for UMC Resources shall sign confidentiality agreements.

IN WITNESS WHEREOF, the parties have executed and delivered these presents as of the day and year first above written.

UMC RESOURCES CANADA LTD.                    SYSGOLD LTD.

Schedule A
Services & Remuneration

1. Consultants. SysGold will provide consulting services to UMC Resources at a rate of $45/60/$801$100/$120/$150 per hour for Apprentice, Junior, Intermediate, Senior, Expert and Principal resources.

2. SysGold will provide the services of an Apprentice Consultant to UMC, on a full-time basis for a fee of $6,000 per month. Full-time shall mean approximately 8 hours per working day. If the consultant is required to work more than 8 hours per day, averaged over a month, UMC Resources will pay $45/hour discounted at 20%, for hours in excess of that, calculated on a monthly basis.

3. The Consultant shall initially be Chris Williams, and will continue to be Mr. Williams as long as he remains employed by SysGold. If Mr. Williams should leave SysGold's employ, a replacement Consultant must be someone acceptable to UMC. The replacement resource will assume responsibilities at UMC after a suitable transition period to familiarize them with the site. This transition period will be at no cost to UMC.

4. SysGold will also provide the services of an Intermediate Consultant to UMC on an hourly basis at $80 per hour less 10%.

5. The initial resource assignment is for a period of 3 months. A review of staffing requirements will be conducted in late September to determine the appropriate level of resource required for the account

6. If other SysGold resources are required they will be billed at 1998 rates defined in clause 1

7. The scope of work covered by the consultants will be support. Small projects may also be covered during support coverage. Larger projects will be defined, estimated, and billed separately.


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8. Hardware. SysGold will purchase all required Network and PC hardware, and desktop software for UMC Resources. Prices will be based on a cost plus 10% arrangement.

9. Computers. UMC Resources will provide access for SysGold staff to PC's of a type appropriate for the kind and nature of work SysGold performs for UMC.

10. Travel Expenses. UMC Resources will reimburse all travel and accommodation costs associated with support provided by SysGold to UMC's field operations.

11. The network and desktop PC services to be performed by the consultant may include the following:

       a)     Disk Management

              - Daily, Weekly & Monthly Server backups and tape rotation, including off site storage.
              - Server disk maintenance, ie. prodding users to delete files, cleanup of logs and temporary files.

       b)     Hardware Management

              -     Keep hardware inventory, floor plans.
              - Hardware maintenance; troubleshoot PC, printer, and network problems. PC optimization.
              - Install and maintain hardware at remote sites designated by UMC.

       c)     Security Management

              -     Set up new user ID's, delete obsolete ID's.
              - Maintain security, including checking logs for symptoms of security problems.
              -     Update virus detection on a monthly basis.

       d)     User Support

              - Regular meetings with user representatives for scheduling downtime, resolving issues.
              -     Coaching users on LANIWAN and application software use.
              - Maintain, monitor and resolve user issues tracked by the help desk.

       e)     Communications

              -     Maintain communications server.
              - Set up remote sites for hookup to LAN/WAN through communications server.
              -     Maintain Email system, including Internet links.

       f)     Network Software

              -     Install upgrades and new LAN/WAN software releases.

       g)     Application Software

              -     Test application software candidates.
              - Install application software. Create automated application software upgrades with scripts.
              -     Maintain software license inventory.